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EXHIBIT (p)
FORM OF LETTER AGREEMENT BETWEEN THE FUND AND USLIFE CORPORATION

125 Maiden Lane
New York, NY 10038
212 422 5670

USLIFE CORPORATION

December 1, 1972

USLIFE Income Fund, Inc.
125 Maiden Lane
New York, New York 10038

Dear Sirs:

In connection with the purchase of USLIFE Corporation today of 8,400 shares of Common Stock, par value $1.00 per share (the "Shares", of USLIFE Income Fund, Inc. the undersigned hereby represents and warrants that it is acquiring the Shares for investment and not with a view to any resale or distribution thereof.

The undersigned is aware that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available. The undersigned understands that Rule 144 under the Securities Act of 1933 may provide a limited means of selling the Shares after two years if all the conditions set forth in such Rule are met, but that the possibility of a sale other than in accordance with such Rule and without registration under the Securities Act of 1933 is remote.

Very truly yours,

USLIFE Corporation


/s/ Gordon E. Crosby, Jr.

Chairman of the Board


                                           Attest:


                                           /s/ Anthony J. Stilo

                                           Vice President and Secretary